Exhibit 107

CALCULATION OF FILING FEE TABLES (1)(2)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 ON FORM F-3
(Form Type)

Chemomab Therapeutics Ltd. (Exact Name of registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (3)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	-	-	-	-	-	-	-	-
Fees Previously Paid	Equity	American depositary shares, representing ordinary shares	Rules 457(c)	6,951,292 (4)	$38 (5)	$264,149,096	0. 0.0000051	$28,819
Fees Previously Paid	Equity	American depositary shares, representing ordinary shares, issuable upon exercise of warrants	Rules 457(g)	261,929 (6)	$17.35088 (7)	$4,544,699 (7)	0. 0.0000051	$496 (7)
Carry Forward Securities
	Total Offering Amounts					$268,693,795		$29,315
	Total Fees Previously Paid							$29,315
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	No new securities are being registered on this post-effective amendment and all registration fees were previously paid at the time the Registration Statement was initially filed.
(2)	These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” table on the cover of the initial Registration Statement No. 333-255249.
(3)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this post-effective amendment to the Registration Statement shall also cover an indeterminable number of additional shares that may become issuable as a result of share splits, share dividends, recapitalizations or similar transactions in accordance with Rule 416(a) under the Securities Act of 1933, as amended .

(4)
At the time of initial registration, consisted of (i) 6,951,292 American Depositary Shares registered for sale by the selling securityholders named in the Registration Statement (excluding the shares referred to in the following clause (ii)) and (ii) 261,929American Depositary Shares issuable upon exercise of 261,929 warrants.

(5)
At the time of the prior fee payment, calculated pursuant to Rule 457(c) of the Securities Act, solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the American Depositary Shares as reported on the Nasdaq Capital Market on April 13, 2021.

(6)	At the time of initial registration, represented the resale of 261,929 warrants.
(7)	Determined in accordance with Rule 457(g) under the Securities Act, based on the exercise price of $17.35088 per American Depositary Shares at which the warrants may be exercised.